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                                                                    Exhibit 8.13


                                   AGREEMENT

         THIS AGREEMENT made and entered into this 27th day of May, 1999 by and among GLOBAL TRUST ("Global") and HEMISPHERE TRUST ("Hemisphere," and together with Global, the "Trusts"), each trusts residing at 35 Barrack Road, Third Floor, Belize City, Belize and CALL NOW, INC., a Florida corporation with its principal business address at 10803 Gulfdale, Suite 222, San Antonio, Texas 78216 ("Call Now").

         WHEREAS, Call Now presently has an option to purchase from ITG Fund c/o Miller Johnson Keenan ("ITG"), $6,950,000 in aggregate principal amount of Retama Development Corporation Special Facilities Revenue Bonds for the Retama Park Racetrack, Series 1997A (the "Series A Bonds") for a total exercise price of $4,775,000; and

         WHEREAS, Call Now presently owns $86,925,000 in aggregate principal amount of Retama Development Corporation Special Facilities Subordinated Revenue Bonds for the Retama Park Racetrack, Series 1997B (the "Series B Bonds," and together with the Series A Bonds, the "Bonds").

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1. Acquisition and Disposition of the Bonds. On May 28, 1999, each of Global and Hemisphere will purchase from ITG $2,475,000 of the Series A Bonds for a purchase price of $2,387,500 plus accrued interest on such Series A Bonds. Simultaneously with that transaction, the Trusts will cause ITG to deliver to Call Now $2,000,000 of the Series A Bonds and Call Now will deliver to each Trust $21,731,250 of the Series B Bonds. Upon receipt of the coupon payment due on such Series A Bonds in September 1999, Call Now shall reimburse Global and Hemisphere for a total of $105,000 of accrued interest.

         2. Allocation of Conversion Right. Upon the next conversion date for converting Series B Bonds into Series A Bonds under the terms of the indenture for the Bonds, Global Trust, Hemisphere Trust and Call Now will each convert such amount of Series B Bonds such that, taking into account their existing Series A Bond holdings, they will all hold the same amount of Series A Bonds (50% by Global and Hemisphere and 50% by Call Now). After the conversion Global and Hemisphere will transfer such amount of Series B Bonds to Call Now so that Call Now owns 50% of the then outstanding Class B Bonds, Global owns 25% of such Class B Bonds and Hemisphere owns 25% of such Bonds.

         3. Condition to Close. Global's and Hemisphere's obligations to perform this Agreement is conditioned upon and subject to their obtaining an agreement from ITG prior to May 28, 1999 that ITG will sell and deliver the Series A Bonds as described in Section 1 free and clear of all liens, claims and encumbrances.

         4. Working Capital Assessments. The parties have agreed to contribute certain funds to support certain expenditures related to Retama Park Racetrack which property and operations support the Series A Bond and Series B Bonds pursuant to the Indenture thereof. Such funds shall be supplied 25% by Global, 25% by Hemisphere and 50% by Call Now within five (5) business days after request of Call Now as follows:



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         (a) The actual cost of repair of infield lake as needed, such funding obligation not to exceed a total of $600,000;


         (b) the annual salary of Chief Executive Officer of the track operation with such annual increases and bonus agreed to by the parties;

         (c) the actual fees and expenses incurred in revising the Indenture for the Bonds; such obligation note to exceed the lesser of the actual invoice submitted by Fullbright and Jaworski, or $139,500; and

         (d) Any other costs and expenses for support of the Bonds as agreed upon by the parties.

         5. Co-Sale Agreement. Each party hereby grants the other parties the right and privilege to participate in any sale of the Series A Bonds and the Series B Bonds in proportion to the percentage of the total of such bonds owned by each party hereto. A party proposing to sell any such bonds shall notify the other parties in writing of the proposed sale at least five (5) business days before such sale, summarizing the terms and conditions of such sale.

Each party receiving such notice shall notify the party giving such notice of proposed sale within two (2) business days after receipt of such notice, whether it desires to participate in the sale. Failure to notify the party giving such notice of proposed sale that it desires to participate in such sale shall constitute an election not to participate in the sale. This Co-Sale Agreement shall terminate ten (10) years after the date hereof.

         6. Voting. In the event the holders of the Series B Bonds have the right to vote or consent on any matters, the parties agree to vote or give consent as Call Now shall direct with regard to matters relating to selection of management of the racetrack, approval of operating budget of the racetrack and other matters related to the racetrack operations and will not unreasonably withhold or delay their votes or consents on such other matters as Call Now shall direct, but there shall not be an increase in management fee formula payable to the management company unless agreed upon by the parties.

         7. Waiver of Reserve Fund. The parties agree to grant the issuer of the Bonds a waiver of the Reserve Fund contribution required to be made pursuant to
Section 5.04(b) of the Indenture on July 15, 1999, but this waiver shall not apply to subsequent Reserve Fund contributions.

         8. Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or delivered by prepaid, first-class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party as follows:

         If to Global:              To the address set forth above

         with a copy to:            Alan F. Wohlstetter, Esquire
                                    Cozen & O'Conner
                                    1900 Market Street
                                    Philadelphia, Pennsylvania 19103

         If to Hemisphere:          To the address set forth above


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         with a copy to:            Alan F. Wohlstetter, Esquire
                                    Cozen & O'Conner


                                    1900 Market Street
                                    Philadelphia, Pennsylvania 19103

         If to Call Now:            10803 Gulfdale
                                    Suite 222
                                    San Antonio, TX 78216

         with a copy to:            Joel Bernstein, Esq., P.A.
                                    11900 Biscayne Blvd.
                                    Suite 604
                                    Miami, Florida 33181

         Either party may changes its address by notify the other party of the change of address.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

                                GLOBAL TRUST

                                By: CitiTrust International, Inc.


                                By:
                                    -------------------------------------------
                                         Name:
                                         Title:

                                HEMISPHERE TRUST

                                By: CitiTrust International, Inc.


                                By:
                                    -------------------------------------------
                                         Name:
                                         Title:

                                CALL NOW, INC.



                                By:
                                    -------------------------------------------
                                         Name:
                                         Title:


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